SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
February 16, 2005

MedImmune, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-19131	52-1555759
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer Identification No.)
incorporation or organization)

One MedImmune Way, Gaithersburg, MD 20878
(Address of principal executive offices) (Zip Code)

        Registrant’s telephone number, including area code (301) 398-0000

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

At its meeting on February 16, 2005, the Compensation and Stock Committee of the Board of Directors of MedImmune, Inc. took the following actions with respect to the compensation of the Company's named executive officers (as defined in Regulation S-K item 402(a)(3)):

Executive Officer	2005 Base Salary	2004 Bonus	2005 Option Grant
			(shares)

Wayne T. Hockmeyer, Ph.D	$550,000	$300,000	175,000
Chairman of the Board;
President, MedImmune Ventures, Inc.

David M. Mott	1,000,000	1,000,000	600,000
Chief Executive Officer, President and
Vice Chairman of the Board

James F. Young, Ph.D	575,000	400,000	175,000
President, Research and Development

Edward M. Connor, M.D	400,000	210,000	100,000
Executive Vice President and Chief Medical
Officer

Armando Anido, R.Ph	400,000	190,000	90,000*
Executive Vice President, Sales & Marketing

* In addition to the 2005 Option Grant, Mr. Anido was also granted an additional option to purchase 25,000 shares concurrently with his promotion to Executive Vice President, Sales and Marketing on February 16, 2005.

At its meeting on August 25, 2004, the Board of Directors of MedImmune, Inc. amended the cash compensation arrangements for members of the Board of Directors who are not employees of MedImmune, Inc., as follows: annual retainer of $15,000 plus $2,500 for chairing a Board committee and fees of $2,500 for attending Board meetings and $1,000 for attending meetings of Board committees of which the director is a member, plus reimbursement of related expenses. Non-employee members of the Board of Directors also participate in the 2003 Non-Employee Directors Stock Option Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     MEDIMMUNE, INC.

By: /s/: William C. Bertrand, Jr. —————————————— Name: William C. Bertrand, Jr. Title: Vice President, Secretary and General Counsel

Date: February 23, 2005